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                                EXHIBIT 11


            EXECUTONE INFORMATION SYSTEMS, INC. AND SUBSIDIARIES
           STATEMENT REGARDING COMPUTATION OF PER SHARE EARNINGS


                              Three Months Ended            Six Months Ended
                              6/30/94      6/30/93        6/30/94     6/30/93
                                         (Restated)                 (Restated)
INCOME FROM CONTINUING
   OPERATIONS               $ 2,414,000  $ 1,125,000   $ 2,500,000  $ 1,971,000

DISCONTINUED OPERATIONS:
  INCOME (LOSS) FROM
    OPERATIONS, NET
    OF INCOME TAXES                 ---       77,000       153,000     (46,000)
  GAIN ON DISPOSAL,
    NET OF INCOME
    TAXES                          ---          ---      604,000           ---

NET INCOME                  $ 2,414,000  $ 1,202,000  $ 3,257,000  $ 1,925,000
INTEREST EXPENSE
 ADJUSTMENT                       7,000       52,000        13,000      103,000

ADJUSTED NET INCOME         $ 2,421,000  $ 1,254,000   $ 3,270,000  $ 2,028,000

WEIGHTED AVERAGE NUMBER
  OF COMMON SHARES           43,718,000   32,038,000    43,221,000   31,680,000
  OUTSTANDING

COMMON STOCK EQUIVALENTS:
  Add - Net shares
   assumed to be issued
   for dilutive stock
   option and warrants        3,444,000    4,312,000      3,503,000    4,296,000
  Add - Shares assumed
   to be issued on
   conversion of preferred
   stock (converted
   entirely in 1993) and
   exercise of related
   warrants                     489,000   12,018,000     1,013,000   12,018,000

TOTAL WEIGHTED AVERAGE
  COMMON AND COMMON
  EQUIVALENT SHARES
  OUTSTANDING                47,651,000   48,368,000    47,737,000   47,994,000

EARNINGS PER COMMON
SHARE:
  Income From Continuing
    Operations              $      0.05  $      0.03   $      0.05  $      0.04
  Discontinued
    Operations                      ---          ---          0.02          ---

  Net Income                $      0.05  $      0.03   $      0.07  $      0.04


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